EXHIBIT 4.27

FORM OF EMPLOYEE STOCK OPTION AGREEMENT

(PURSUANT TO THE TERMS OF THE

CONTINENTAL AIRLINES, INC.

1998 STOCK INCENTIVE PLAN)

(THE “PLAN”)

IF THE OPTIONEE ACCEPTS THIS OPTION, THE OPTIONEE AGREES TO BE BOUND

BY ALL OF THE TERMS, PROVISIONS, CONDITIONS AND LIMITATIONS

OF THE PLAN AND THIS STOCK OPTION AGREEMENT.

IN ADDITION TO ANY ELECTRONIC CONFIRMATION AND/OR ACCEPTANCE PROCEDURES

ESTABLISHED FOR THIS STOCK OPTION AGREEMENT, ANY EXERCISE OF THIS OPTION

SHALL EVIDENCE OPTIONEE’S ACCEPTANCE OF THE TERMS, PROVISIONS, CONDITIONS

AND LIMITATIONS OF THE PLAN AND THIS STOCK OPTION AGREEMENT.

THE PLAN IS HEREBY INCORPORATED BY REFERENCE

INTO THIS STOCK OPTION AGREEMENT.

CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN

SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PLAN.

1. Grant of Option. The Optionee has been granted an Option pursuant to the terms of this Stock Option Agreement (and under and subject to the terms of the Plan) to purchase shares of Common Stock of the Company. The number of shares of Common Stock (“Shares”) subject to this Stock Option Agreement and the date of grant (“Grant Date”) are as set forth in the records of the Company and as communicated to the Optionee by the Company directly or through the systems (which may include online systems) of a third party administrator engaged by the Company for such purpose and available for review by Optionee in connection with this Stock Option Agreement. In the event of any conflict between any communications to the Optionee by the Company, the records of any third party administrator, and the action of the Administrator awarding the Option, the action of the Administrator shall control. The Shares, when issued to the Optionee upon the exercise of the Option, shall be fully paid and nonassessable. The Option is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Term. Subject to earlier termination as provided herein, the Option shall terminate and expire on the fifth anniversary of the Grant Date. The period during which the Option is in effect is referred to as the “Option Period.”

3. Option Price. The grant price or exercise price (the “Option Price”) of the Shares subject to the Option shall be equal to the Market Value per Share on the Grant Date.

4. Vesting. Subject to the following provisions of this Paragraph 4, the total number of Shares subject to this Option shall vest in twenty-five percent (25%) increments on each of the first, second, third and fourth anniversaries of the Grant Date. The vested Shares that may be acquired under the Option may be purchased at any time after they become vested, in whole or in part, during the Option Period. In addition, the total number of Shares subject to this Option shall vest and become exercisable upon the occurrence of one of the events described in Paragraph 6(c) or 6(d).

5. Method of Exercise and Payment. The Option or a portion thereof may be exercised by delivery of an irrevocable notice to the Company (or, if applicable, to a third party administrator engaged by the Company to perform services for the Company with respect to the Plan) stating the number of Shares with respect to which the Option is being exercised together with payment for such Shares. Payment shall be made (i) in cash or by check acceptable to Company, (ii) in nonforfeitable, unrestricted shares of Company’s Common Stock owned by Optionee at the time of exercise of the Option having an aggregate market value (measured by the Market Value per Share) at the date of exercise equal to the aggregate exercise price of the Option being exercised or (iii) by a combination of (i) and (ii). In addition, at the request of Optionee, and to the extent permitted by applicable law and subject to Paragraph 10, the Option may be exercised pursuant to a “cashless exercise” arrangement with any brokerage firm approved by the Administrator or its delegate under which arrangement such brokerage firm, on behalf of Optionee, shall pay to Company the exercise price of the Options being exercised, and Company, pursuant to an irrevocable notice from Optionee, shall promptly after receipt of the exercise price deliver the shares being purchased to such firm. Optionee acknowledges and agrees that the Company may provide personal information about Optionee and information concerning the Option or any other Award under the Plan to any third party engaged by the Company to provide administrative or brokerage services relating to the Plan.

6. Termination of Employment; Change in Control. Voluntary or involuntary termination of employment, retirement, death or Disability of Optionee, or occurrence of a Change in Control, shall affect Optionee’s rights under the Option as follows:

(a) Involuntary Termination for Gross Misconduct. The Option shall terminate immediately and shall not be exercisable if Optionee’s employment (defined below) is terminated involuntarily for gross misconduct (defined below).

(b) Other Involuntary Termination or Voluntary Termination. If Optionee’s employment is terminated involuntarily other than for gross misconduct or if Optionee voluntarily terminates employment, then immediately (i) the Option shall terminate as to Shares subject thereto to the extent not yet then vested pursuant to Paragraph 4 or pursuant to Paragraph 6(c) below, and (ii) the Option shall terminate as to all remaining Shares subject thereto to the extent not exercised pursuant to Paragraph 5 within 30 days after such termination of employment or the end of the Option Period, whichever is shorter.

(c) Change in Control. If a Change in Control shall occur, then the Option shall vest immediately and become exercisable in full for the remainder of the Option Period.

(d) Retirement, Death or Disability. If Optionee’s employment is terminated by retirement, death or Disability, then immediately the Option shall become exercisable in full, whether or not otherwise exercisable, for a term of one year thereafter or through the end of the Option Period, whichever is shorter, by Optionee or, in the case of death, by the person or persons to whom Optionee’s rights under the Option shall pass by will or by the applicable laws of descent and distribution, or in the case of Disability, by Optionee’s legal representative. However, in no event may any Option be exercised by anyone after the earlier of (y) the expiration of the Option Period or (z) one year after Optionee’s retirement, death or Disability (described above).

(e) Definitions. For purposes of the Option, “employment” means employment by Company or a subsidiary (as the term “subsidiary” is defined in the Plan). In this regard, neither the transfer of an Optionee from employment by Company to employment by a subsidiary nor the transfer of an Optionee from employment by a subsidiary to employment by Company shall be deemed to be a termination of employment of the Optionee. Moreover, the employment of an Optionee shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Optionee returns to active employment within 90 days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. “Gross misconduct” means dishonesty, willful or repeated disobedience, violation of the Company’s Principles of Conduct, or other action or inaction that might reasonably be expected to injure Company or any of its subsidiaries or its or their business interests or reputation. The Administrator’s determination in good faith regarding whether a termination of employment, gross misconduct or Disability has occurred shall be conclusive and determinative.

7. No Rights in Shares. Optionee shall have no rights as a stockholder in respect of Shares until such Optionee becomes the holder of record of such Shares.

8. Certain Restrictions. By exercising the Option, Optionee agrees that if at the time of such exercise the sale of Shares issued hereunder is not covered by an effective registration statement filed under the Securities Act of 1933 (“Act”), Optionee will acquire the Shares for Optionee’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition Optionee will enter into such written representations, warranties and agreements as Company may reasonably request in order to comply with the Act or any other securities law or with this Stock Option Agreement.

9. Nontransferability of Option. The Option granted pursuant to this Stock Option Agreement is not transferable other than by will, the laws of descent and distribution or by a qualified domestic relations order. The Option will be exercisable during Optionee’s lifetime only by Optionee or by Optionee’s guardian or legal representative. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Optionee.

10. Withholding of Taxes. Company shall have the right to (i) make deductions from any settlement or exercise of an Option granted under the Plan, including the delivery of shares, or require shares or cash or both be withheld from any Option, in each case in an amount sufficient to satisfy withholding of any taxes required by law or (ii) take any other action as may be necessary or appropriate to satisfy any such tax withholding obligations.

11. No Guarantee of Tax Consequences. Neither the Company nor any subsidiary nor the Administrator makes any commitment or guarantee that any federal, state, local or foreign tax treatment will apply or be available to any person eligible for benefits under the Option.

12. Severability. In the event that any provision of the Option shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of the Option, and the Option shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

13. Governing Law. The Option shall be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

14. Miscellaneous Provisions.

(a) Not a Contract of Employment; No Acquired Rights. The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between the Company or any of its subsidiaries and any person. Receipt of an Award under the Plan at any given time shall not be deemed to create the right to receive in the future an Award under the Plan, or any other incentive awards granted to an employee of the Company or any of its subsidiaries, and shall not constitute an acquired labor right for purposes of any foreign law. The Plan shall not afford any recipient of an Award any additional right to severance payments or other termination awards or compensation under any foreign law as a result of the termination of such recipient’s employment for any reason whatsoever.

(b) Not a Part of Salary. The grant of an Award under the Plan is not intended to be a part of the salary of the recipient.

(c) Foreign Indemnity. Optionee agrees to indemnify Company for the Optionee’s portion of any social insurance obligations or taxes arising under any foreign law with respect to the grant or exercise of this Option or the sale or other disposition of the Shares acquired hereunder.

(d) Conflicts With Any Employment Agreement. If Optionee has an employment agreement with Company or any of its subsidiaries which contains different or additional provisions relating to vesting of options, or otherwise conflicts with the terms of this Stock Option Agreement, the provisions of the employment agreement shall govern.

(e) Electronic Delivery, Signatures and Acceptance. Optionee consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents. Optionee consents to electronic delivery, review, confirmation and acceptance procedures. Optionee agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. Optionee consents and agrees that any such electronic procedures may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.